[Missing Graphic Reference]	CORPORATE OFFICE PROPERTIES

Corporate Office Properties Trust 8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045 Telephone 410-730-7536 Facsimile 410-992-7534

Date: June 13, 2005

To: Distribution

Re: Gateway 44, 6760 Alexander Bell Drive, Suite 260 Convera Corporation
Agreement of Lease

Please find attached a copy of the referenced document dated 6/10/05.

DISTRIBUTION: Sue Sheridan

Jennifer Eckel Stephanie Potter Sam Keeton
George Marcia Carl Nelson
Dave Norfolk
Barbara Crago Cathy Ward
Jeff Marquma Andrea Koesters Tori Williams Patty Feick

Susan Perkins (w/o attachment)
Tracy Shore (w/o attachment)

Annette Bohrer (w/o attachment)
Connie Epperlein (w/o attachment)
Lender code: 21.2T0

AGREEMENT OF LEASE

by and between

GATEWAY 44, LLC

Landlord

and

CONVERA CORPORATION

Tenant

(6760 Alexander Bell Drive, Suite 260)

1

convera.lease 4/29/05
ibw

AGREEMENT OF LEASE
GATEWAY 44, LLC ("LANDLORD")
CONVERA CORPORATION ("TENANT")
TABLE OF CONTENTS

1. Definitions and Attachments	3
2. Demise	5
3. Term	5
4. Security Deposit and Advance Rent	6
5. Use	6
6. Rent	7
7. Requirements of Aplicable Law	10
8. Certificate of Occupancy	11
9. Contest-Statute, Ordinance, Etc	11
10. tenant's Improvements	11
11. Repairs and Maintenance	11
12. Conduct on Premises	13
13. Insurance	13
14. Rules and Regulations	14
15. Mechanics' Liens	14
16. Tenant's Failure to Repair	14
17. Property - Loss, Damage	15
18. Destruction - Fire or Other Casualty	15
19. Eminent Domain	15
20. Assignment	15
21. Default; Remedies; Bankruptcy of Tenant	16
22. Damages	18
23. Services and Utilities	18
24. Electric Current	19
25. Telephone and Telecommunications	20
26. Acceptance of Premises	20
27. Inability to Perform	20
28. No Waivers	21
29. Access to Premises and Change in Services	21
30. Estoppel Certificates	21
31. Subordination	21
32. Attomment	21
33. Notices	22
34. Intentionally Deleted	22
35. Tenant's Space	22
36. Quiet Enjoyment	22
37. Vacation of Premises	23
38. Members' Liability	23
39. Separability	23
40. Indemnification	23
41. Captions	24
42. Brokers	24
43. Recordation	24
44. Successors and Assigns	24
45. Integration of Agreements	24
46. Hazardous Material; Indemnity	25
47. Americans With Disabilities Act	25
48. Several Liability	26
49. Financial Statements	26
50. Definition of Day and Days	26

2

AGREEMENT OF LEASE

GATEWAY 44, LLC ("LANDLORD")

CONVERA CORPORATION ("TENANT")

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this "Lease") made this 10th day of June, 2005, by and between GATEWAY 44, LLC (the "Landlord") and CONVERA CORPORATION (the "Tenant"), witnesseth that the parties hereby agree as follows:

WLTNESSETH:

THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. Definitions and Attachments.

1 1 Certain Defined Terms.

1 1.1 "Project" means the subdivided lot located in the Columbia Gateway development of Howard County, Maryland, which contains 15.262 acres and is more fully described on Exhibit A-1 attached hereto and made a part hereof, which contains four (4) multi-tenant office buildings located at 6760, 6750, 6740 and 6716 Alexander Bell Drive.

1.1.2 "Building" means the office building located at 6760 Alexander Bell Drive, Columbia, Maryland 21046, which is located within Howard County, Maryland.

1.1.3 "Rentable Area of the Building" means 37,248 rentable square feet, subject to adjustment in accordance with BOMA standards.

1.1.4 "Rentable Area of the Project" means 229,736 rentable square feet, subject to adjustment as described in Section 6.2.6 of this Lease.

1.1.5 "Premises" means that the Initial Premises and the Remaining Premises. "Initial Premises" shall mean that portion of the Building located on the second floor designated as Suite 260 described on the schedule attached hereto as Exhibit "A" and made a part hereof. "Remaining Premises" shall mean that portion of the Building located on the first floor designated as Suite 150 described on the schedule attached hereto as Exhibit "A".

1.1.6 "Rentable Area of the Premises" means 8,388 rentable square feet; consisting of 2,364 rentable square feet in the Initial Premises and 5,024 rentable square feet in the Remaining Premises.

1.1.7 "Initial Term" means a period of three (3) years plus the part of a month mentioned in Section 3.1, commencing on the Initial Premises Commencement Date and ending as provided in Section 3.1.
	1.1.8 "Annual Baso Rent" means the amount set forth on the following schedule:
A. For the Initial Premises:
Rental Year	PSF	Annual Base Rent	Monthly Installments Of Annual Base Rent

1	$23.00	$54,372.00	$4,531.00
2	$23.69	$56,003.16	$4,666.93
3	$24.40	$57,683.25	$4,806.94

B.  For the Remaining Premises:

Remaining Premises Commencement Date

- Lease Year 3* $24.40 $122,585.60 $10,215.47

* Assumes a Remaining Premises Commencement Date occurring in Lease Year 3. If the Remaining Premises Commencement Date occurs in a Lease Year prior to Lease Year 3, then the Base Rent shall be the Per Square Foot number used in such Lease Year in the Initial Premises Base Rent schedule above multiplied by the Rentable Area of the Remaining Premises.

1.1.10 "Target Date" means August 1, 2005.

1.1.11 "Advance Rent" means the sum of $4,531.00. See Section 4.2. 1.1.12 "Security Deposit" means the sum of $4,531.00. See Section 4.1.
1.1.13 "Tenant Notice Address" means

1921 Gallows Road, Suite 200 Vienna, VA 22182-3900
Attn:
Telephone (703) 761-3700 Telecopier (703) 761-1990

1.1.14 "Base Year Building Expenses" shall mean the actual Building Expenses per rentable square foot incurred by Landlord for the 2006 calendar year.

1.1.15 "Base Year Taxes" shall mean the actual Taxes incurred by Landlord in connection with the Project per rentable square foot for the 2006 calendar year.

1.1.16 "Broker" means The Ezra Company.

1.2 Additional Defined Terms.

The following additional terms are defined in the places in this Lease noted below: Term Section
47
"Applicable Laws"	7
"Building Expenses"	6.2.2
"Commencement Date"	3.1
"Common Areas"	6.2.4
"Cost of Building Expenses Per Square Foot"	6.4.1
"Cost of Taxes Per Square Foot"	6.3.1
"Default Rate"	6.6
"Hazardous Material"	46
"HVAC"	23
"Landlord's Notice"	3.3
"Lease Year"	6.2.5
"Mortgagee"	31
"Normal Business Hours"	23
"Property"	6.2.1
"Substantially Complete"	3.2
"Successor"	32
"Tenant Improvements"	35
"Term" 1.3 Attachments.	3.4

The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

Exhibit "A" - Floor Plan
Exhibit "B" - Rules and Regulations
Exhibit "C" - Schedule of Tenant Improvements

Exhibit "D" Exhibit "E" Exhibit "F" Exhibit "G"	- Estoppel Certificate - Subordination, Attornment and Non-Disturbance Agreement - Guaranty - Commencement Date Agreement

2.   Demise. Landlord hereby leases unto Tenant, and Tenant does hereby rent from Landlord the Premises. In addition thereto, Tenant shall have the right to use, on a non-exclusive basis, and in common with the other tenants of the Building the Common Areas of the Building (as that term is defined in Section 6.2.4 hereof).

3.  Term.

3.1 Commencement Date and Term. This Lease shall commence on the "Initial Premises Commencement Date" (as herein defined) and shall be for the Initial Term, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs. As used in this Lease, the term "Initial Premises Commencement Date", as advanced or postponed pursuant to the terms hereof, shall be defined as the earlier to occur of (a) the date on which Tenant takes possession and occupancy of the Initial Premises, or (b) the date which is fifteen (15) days following that date which is the first on which all of the following events have occurred, namely (i) the Initial Premises is "substantially completed", as defined in Section 3.2 following, (ii) Landlord has given Tenant written notice that the Initial Premises is "substantially completed", and (iii) the "Target Date" as defined in Section 3.2 has arrived. Within fifteen (15) days after request from Landlord, Tenant shall execute and deliver the Commencement Date Agreement in substantially the form attached hereto as Exhibit "G". As used in this Lease, the term "Remaining Premises Commencement Date" shall mean that day immediately following the expiration or sooner termination of the Sublease between MWH Americas, Inc. dated May 31, 2005 for the Remaining Premises, provided MWH Americas, Inc. does not elect to extend the term of the lease for the Remaining

Premises.

3.2 Substantial Completion. Subject to the provisions of Section 35, Landlord shall use its reasonable efforts to "substantially complete" the Initial Premises by the Target Date, provided that the Target Date shall be extended for the number of days that Tenant fails to satisfy its obligations under Section 35. "Substantially complete" means that: (i) the construction of the improvements described in Section 35 has been completed so that Tenant can use the Initial Premises for its intended purposes without material interference to Tenant conducting its ordinary business activities, (ii) the Initial Premises has been approved for occupancy by governmental authorities having jurisdiction, (iii) Tenant has ready access to the Building and Initial Premises through the lobby, hallways and elevators, and (iv) the Initial Premises is ready for installation of any equipment, furniture, fixtures or decoration that Tenant will install. Landlord shall keep Tenant advised as to its progress with regard to "substantially completing" the Initial Premises by the Target Date. Notwithstanding the foregoing, the requirements of subsection (ii) shall be deemed satisfied if all of the other subsections have been satisfied and the government approval is delayed as a result of the installation of furniture, fixtures or equipment which is not included within the scope of Landlord's responsibilities under Section 35 below.

3.3 Option to Extend Lease Term. Provided Tenant is not in default of any term, covenant or condition of this Lease, Tenant shall have the option to extend the Initial Term of this Lease for one (1) additional period of three (3) years (the "Renewal Term") to commence immediately upon the expiration of the Initial Term.

Tenant's rental of the Premises during the Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Tenant shall pay to Landlord as Base Rent that amount equal to the "Prevailing Market Rate" for the Premises for the Renewal Term as hereinafter defined (including annual adjustments). For purposes of this Section 3.3, the term "Prevailing Market Rate" shall mean the then prevailing market rate being charged for comparable space in comparable office buildings within a ten (10) mile radius of the Premises, with consideration given for construction allowances, commissions, free rent, and other concessions or premiums. In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than one hundred eighty (180)days prior to the expiration of the Initial Term. Within thirty (30) days following the exercise by Tenant of its option to extend the Lease for the Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Renewal Term as reasonably determined by Landlord ("Landlord's Notice"). Within ten (10) days after receipt of Landlord's Notice, Tenant shall notify Landlord in writing of Tenant's acceptance or rejection of such rate. If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If within the ten (10) day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the Renewal Term, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, Landlord and Tenant shall each appoint an independent commercial leasing broker licensed in the Maryland area within the next ten (10) days (the "Brokers"). Such Brokers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Brokers are within ten percent (10%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Market Rate as quoted by the Brokers differ by more than ten percent (10%), then Landlord and Tenant shall jointly appoint a third independent commercial leasing broker licensed in the Maryland area within ten (10) days after the receipt of the initial brokers' estimates (the "Third Broker") who shall deliver its estimate of the Prevailing Market Rate within ten (10) days after being appointed and such estimate shall be deemed to be the Prevailing Market Rate. Tenant shall notify Landlord within ten (10) days after receipt of the estimate of the Prevailing Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If (i) Tenant shall fail to respond to Landlord's Notice as provided above, (ii) Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, (iii) Tenant does not respond within ten (10) days following receipt of Landlord's Notice or (iv) Tenant does not accept the Prevailing Market Rate within ten (10) days following Landlord's notification of the Prevailing Market Rate, as determined either by the average of the Brokers or from the Third Broker, as applicable, then Tenant's option to extend this Lease for the Renewal Term shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

3.4 Definition of "Term". As used herein, the word "Term" shall refer to the Initial Term and the Renewal Term, if applicable.

4.  Security Deposit and Advance Rent.

4.1 Security Deposit. Tenant has this day paid to Landlord the Security Deposit to be held by Landlord as security for the performance by Tenant of all obligations imposed on Tenant hereunder. If Tenant shall perform all such obligations, the Security Deposit shall be refunded to Tenant, without interest, at the end of the Term. If Tenant shall default in any such obligation, Landlord shall be entitled to apply the Security Deposit, pro tanto, toward Landlord's damages and Tenant shall replenish the Security Deposit to the full amount within ten (10) days after receipt of a written notice from Landlord which sets forth the amount to be replenished. If the Security Deposit is not fully restored, it shall constitute an Event of Default (as defined in Section 21) under the terms of this Lease, and Landlord shall have the benefit of all remedies permitted pursuant to the terms of this Lease and the laws of the State of Maryland.

4.2 Advance Rent. Upon execution of this Lease, Tenant shall pay Landlord the Advance Rent to be held as advance rent and security and which Landlord shall be entitled to retain, without limitation of other remedies, for any defaults of this Lease by Tenant occurring prior to the commencement of the Term. If no such defaults occur, the Advance Rent shall be applied by Landlord against first installments of Base Rent payable by Tenant hereunder.

5.   Use. Tenant shall use and occupy the Premises continuously during the Term of this Lease solely for general office purposes in accordance with applicable zoning regulations and for no other purpose. Tenant acknowledges that (a) violation of the foregoing continuous occupancy and use covenant shall be a material breach of this Lease, and (b) Landlord considers such continuous use and occupancy covenant a valuable contractual interest with which no other landlord should interfere by attempting to induce Tenant to move to another building. Tenant recognizes that its occupancy of the Premises continuously throughout the Term of this Lease provides Landlord a significant benefit in the perception of the Building by other prospective tenants who will negotiate with Landlord for space in the Building in the future as well as the perception of other existing tenants who will be negotiating with Landlord to renew their leases and remain in the Building.

6. Rent.

6.1 Base Rent. Commencing on the Initial Premises Commencement Date, as rent for the Initial Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.8.A above. Commencing on the Remaining Premises Commencement Date, as rent for the Remaining Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.8.B above. In addition to the Base Rent, if the Term for the Initial Premises should commence on or if the Remaining Premises Commencement Date should fall on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Initial Premises Commencement Date or the Remaining Premises Commencement Date, as thecase may be, a sum equaling that percentage of the applicable monthly rent installment which equals the percentage of such calendar month falling within the Term.

6.2 Definitions. For the purposes hereof, the following definitions shall apply:

6.2.1 "Property" shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

6.2.2 "Building Expenses" shall be all those expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner deemed reasonable and appropriate by Landlord and shall include, without limitation, the following:

6.2.2.1 All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers'
compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2 Electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation and service costs associated therewith, as well as all expenses associated with the installation of any energy or cost savings devices;

6.2.2.3 Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

6.2.2.4 Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

6.2.2.5 Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;
6.2.2.6 Repainting and redecoration of all Common Areas;

6.2.2.7 Repair and maintenance of the parking areas, including without limitation, the resurfacing and striping of said areas;

6.2.2.8 Sales or use taxes on supplies or services;

6.2.2.9 Management fees, wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Property and the provision of amenities to all tenants in the Property (including Landlord's share of all payroll taxes) but only to the extent they are so engaged;

6.2.2.10 Legal, accounting and engineering fees and expenses, except for those related to disputes with tenants or which are a result of andlor are based on Landlord's negligence or other tortious conduct;

6.2.2.11 Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Common Areas at the time same were originally constructed; and

6.2.2.12 All other expenses which under generally accepted accountingprinciples would be considered as an expense of maintaining, operating, or repairing the
Property. Notwithstanding the foregoing, all expenses (whether or not such expenses are enumerated on items 1 through 11 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from "Building

Expenses" unless same are amortized in accordance with generally accepted accounting principles.

6.2.3 "Taxes" shall mean all real property taxes including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing in connection with the Project. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Project, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Project, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of "Taxes." Tenant acknowledges and agrees that the Project is located on a single lot and the real property taxes pertain to the entire Project and are not limited to the Building or the Property.

6.2.4 "Common Areas" shall mean those areas and facilities which may be from time to time furnished to the Building by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities, washrooms, and elevators.

6.2.5 "Lease Year" shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term; provided, however, that if the Commencement Date shall occur on a day other than the first day of a calendar month, then the first Lease Year shall include that portion of a calendar month in which the Commencement Date occurs in addition to the first twelve (12) month period.

6.2.6 "Rentable Area of the Project" shall have the mean the rentable area of any improvements in the Project as of the date that Tenant is required to make any payments hereunder. Landlord and Tenant shall enter into a written amendment to this Lease which memorializes the Rentable Area of the Project when any additional improvements are completed in the Project.

6.3 Rent Adjustments for Taxes.

6.3.1 Commencing with the third Lease Year, on or before April 30 of each Lease Year, Landlord shall total the Taxes and shall allocate such Taxes to the Rentable Area of the Building in the following manner: Taxes for the foregoing calendar year shall be totaled and such total shall be divided by the total rentable square feet in the Project thereby deriving the "Cost of Taxes Per Square Foot" of rentable area.

6.3.2 In the event that the Cost of Taxes Per Square Foot assessed for any calendar year which is wholly or partly within the Term are greater than the Base Year Taxes, Tenant shall pay to Landlord, as additional rent at the time such Taxes are due and payable, the amount of such excess times of Rentable Area of the Premises. Any additional rent due Landlord under this Section shall be due and payable within thirty (30) days after Landlord shall have submitted a written statement to Tenant showing the amount due. For Tenant's obligation for such additional rent at the beginning or end of the Lease, see Section 6.5. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant's account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord's annual written statement of Taxes due. Tenant shall have the right to examine, at Tenant's sole expense, Landlord's records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within sixty (60) days after delivery thereof, the same shall be conclusive and binding on Tenant. No credit shall be given to Tenant if the cost of Taxes Per Square Foot are less than the Base Year Taxes.

All reasonable expenses incurred by Landlord (including attorneys', appraisers' and consultants' fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Project shall be included as an item of Taxes for the purpose of computing additional rent due hereunder.

6.4 Rent Adjustments for Building Expenses.

6.4.1 Commencing with the third Lease Year, on or before April 30 of each Lease Year, Landlord shall compute the Building Expenses for the prior Lease Year and shall allocate such costs to the Rentable Area of the Building in the following manner: Building Expenses shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby de-riving the "Cost of Building Expenses Per Square Foot" of rentable area. If Landlord incurs an extraordinary, uncontrollable expense during the Base Year to determine Building Expenses (e.g., excessive snow or blizzard), such extraordinary expenses shall not be included in the computation of Base Year Building Expenses, but such item shall be included in Base Year Building Expenses in an amount equal to the average amount of ordinary expenses for such item by averaging the three (3) prior years' expenses for such item.

6.4.2 In the event that the Cost of Building Expenses Per Square Foot of rentable area for any year which is wholly or partly within the Term are greater than the Base Year Building Expenses, Tenant shall pay to Landlord, as additional rent, the amount of such excess times the number of square feet of Rentable Area of the Premises, as set forth in Section 1 above. Any such additional rent shall be due within thirty (30) days after Landlord has submitted a written statement to Tenant showing the amount due. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to any calendar year, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant's account, any underpayment or overpayment of such additional rent within thirty (30) days after Landlord has submitted a written statement of actual Building Expenses for the calendar year. Tenant, at Tenant's sole expense, shall have the right to examine Landlord's records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within sixty (60) days after delivery thereof, the same shall be conclusive and binding on Tenant. No credit shall be given to Tenant if the cost of Building Expenses Per Square Foot are less than the Base Year Building Expenses. Notwithstanding anything to the contrary contained herein, Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class office building. Tenant acknowledges that with regard to certain Building Expenses, some tenants may be paying various fees directly to the service provider (including, without limitation, janitorial services and electricity charges), in which event the computation of Cost of Building Expenses Per Square Foot for such items shall be determined by using the total rentable square footage of the Building reduced by the rentable square footage of the tenants who are paying such fees directly to the service provider. If occupancy of the Building during any calendar year, including the Base Year for Building Expenses, is less than ninety-five percent (95%), then Building Expenses for that calendar year shall be "grossed up" to that amount of Building Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year in question if the Building was ninety-five percent (95%) occupied during the applicable calendar year period, as determined under generally accepted accounting principles; it being understood that the written statement submitted to Tenant shall provide a reasonably detailed description of how the Building Expenses were grossed up and that only those component expenses that are affected by variations in occupancy levels shall be grossed up. Such additional rent shall be computed on a year-to-year basis.

Landlord shall use its reasonable efforts to obtain separate invoices for Building Expense items which pertain to each of the buildings comprising the Project, as compared to the entire Project. Notwithstanding anything herein to the contrary, if for any reason, Landlord is not able to obtain a separate invoice for any Building Expense item which is limited to the Property or the Building, as compared to the entire Project and such item does in fact benefit the entire Project, Landlord shall have the right to invoice Tenant for Tenant's proportionate share of such amount by using the Tenant's proportionate share of the Project (which shall be calculated using the Rentable Area of the Premises as the numerator and the rentable area of the Project as the denominator), as of the date of the invoice; provided, however, that Landlord shall give Tenant a credit for the amount which Tenant would have paid for such item, if any, during the Base Year for Building Expenses. Landlord's invoice shall include reasonable supporting documentation for such amount; Tenant shall pay such amounts within thirty (30) days after receipt of an invoice.

6.5 Additional Rent Payments. Tenant's obligation to pay any additional rent after the first Lease Year accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year as to Taxes and Building Expenses, in which this Lease begins or ends, for the portion of each such year during which this Lease is in effect. Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term.

6.6 Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys' fees) shall be deemed rent and shall be paid to Landlord at the address designated by Landlord. If any amount of Annual Base Rent or additional rent shall remain unpaid for five (5) calendar days after such payment becomes due, Tenant shall pay Landlord, without notice or demand, a late charge equal to the greater of (i) $35.00 and (ii) five percent (5%) of the such overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty. In addition, such overdue amounts shall bear interest at the rate of 18% per annum (but not more than the maximum allowable legal rate applicable to Tenant) (the "Default Rate") until paid. Additionally, if any of Tenant's checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent the greater of (i) $50.00 or (ii) the amount of actual charges incurred by Landlord, for each such check returned for insufficient funds, and if two or more of Tenant's checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier's check. If an attorney is employed to enforce Landlord's rights under this Lease, Tenant shall pay all fees and expenses of such attorney whether or not legal proceedings are instituted by Landlord. Time is of the essence in this Lease.

7.Requirements of Applicable Law. Landlord warrants that on the Commencement Date, the Premises shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property ("Applicable Laws"). Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant with respect to the use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires; provided, however, that Landlord and not Tenant shall correct all structural defects in the Building necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of the Applicable Laws.

8.   Certificate of Occupancy. Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. If any governmental authority, after the commencement of the Term, shall contend or declare that the Premises is being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days' notice from Landlord, immediately discontinue such use of the Premises. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant's failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

9.   Contest-Statute, Ordinance, Etc. Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant's own expense in Tenant's name and whenever necessary in Landlord's name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith if, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord's opinion, fully to indemnify Landlord from loss.

10.  Tenant's Improvements. Except to the extent that Landlord is responsible for making improvements to the Premises pursuant to Section 35 of this Lease, Tenant shall make such non-structural improvements to the Premises as it may deem necessary at its sole cost and expense. Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the installation of any fixtures, amenities, equipment, appliances, or other apparatus, without Landlord's prior written consent, and then only by contractors or mechanics employed or approved by Landlord. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant's sole expense and at such times and in such manner as Landlord may from time to time designate. Landlord's consent to and/or approval of Tenant's plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. Upon request by Landlord, Tenant, at Tenant's expense, shall remove any and all special improvements to the Premises or Common Areas made by or on behalf of Tenant, including, without limitation, supplemental HVAC and raised flooring.

11.	Repairs and Maintenance. 11.1 Tenant's Care of the Premises and Building. During the Term Tenant shall:
(i) keep the Premises and the fixtures, appurtenances and improvements therein in good order and condition;

            (ii)  make repairs and replacements to the Premises required because of Tenant's misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord's insurance as required hereunder;

(iii)  repair and replace special equipment or decorative treatments installed by or at Tenant's request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord's misuse or primary negligence, and are not covered by Tenant's insurance as required hereunder;

(iv)  pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord's insurance as required hereunder to the extent that Landlord actually receives proceeds therefrom; and

            (v)  not commit waste.

In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed under Applicable Laws. Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant's expense.

11.2 Landlord's Repairs. Except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall make all other repairs and replacements to the Premises, Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington corridor area. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, multi-tenant HVAC, and plumbing. The costs associated with such repairs shall be deemed a part of Building Expenses; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein.

11.3 Time for Repairs. Repairs or replacements required pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed - generally no more than fifteen (15) days) after receiving notice or having actual knowledge of the need for a repair or replacement.

11.4 Surrender of the Premises. Upon the termination of this Lease, without the need for prior notice from Landlord, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

            (i)  ordinary wear and tear;

(ii)  damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

(iii) damage arising from any cause not required to be repaired or replaced by Tenant; and

(iv) alterations as permitted by this Lease unless consent was conditioned on their removal.

On surrender Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal.

12.   Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Maryland Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant's employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof., and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

13.  Insurance.

13.1 Tenant's Insurance. Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises and all improvements and installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen's compensation or similar insurance offering statutory coverage and containing statutory limits (d) shall insure all plate and other interior glass in the Premises for and in the name of Landlord and (e) business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to prevention of access to the Building or the Premises for a period of at least twelve (12) months. Such policies shall be maintained in companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days' written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen's compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord's demand, as additional rent the premiums for such insurance.

13.2 Landlord's Insurance. Landlord shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord's improvements in and about same.

13.3 Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker's compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant's Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14.   Rules and Regulations. Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit "B" and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be reasonable and non-discriminatory between tenants. When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the

Building.

15.   Mechanics' Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant's interest in the Premises, or any part thereof, may be encumbered by any mechanics' lien. Tenant shall discharge or bond off, within ten (10) days after the date of filing, any mechanics' liens filed against Tenant's interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics' or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

16.   Tenant's Failure to Repair. In the event that Tenant fails after reasonable prior written notice from Landlord, to keep the Premises in a good state of condition and repair pursuant to Section 11 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, Landlord may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant, including the right to enter upon the Premises at all reasonable hours to make such repairs, or do any act or make any payment or compliance which Tenant has failed to do, and upon demand, Tenant shall reimburse Landlord for any such expense incurred by Landlord including but not limited to any costs, damages and counsel fees. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

17.  Property -- Loss, Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, (ii) any injury or damage to persons, property or the business of Tenant resulting from a latent defect in or material change in the condition of the Building, and (iii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18.  Destruction -- Fire or Other Casualty. In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of "labor troubles" or any other cause beyond Landlord's control, and to the extent that the Premises is rendered unten=able the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Tenant, Tenant's servants, employees, agents or visitors. If such partial damage is due to the fault or neglect of Tenant, or Tenant's servants, employees, agents, or invitees, the damage shall be repaired by Landlord to the extent of Landlord's insurance coverage, but there shall be no apportionment or abatement of rent. In the event the damage shall be so extensive to the whole Building as to render it uneconomical, in Landlord's reasonable opinion, to restore for its present uses and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord or Tenant, upon written notice to the other party, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder, or from any obligations accrued hereunder prior to such termination.

19.  Eminent Domain. If (1) the whole or more than fifty percent (50%) of the floor area of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose, and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to Tenant, any written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken.

20.  Assignment. So long as Tenant is not in default of any of the terms and conditions hereof, after the giving of all required notices and the expiration of all cure periods, Landlord shall not unreasonably withhold its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided: (i) the net assets of the assignee or sublessee shall not be less than the net assets of Tenant at the time of the signing of this Lease; (ii) in the event of an assignment, such assignee shall assume in writing all of Tenant's obligations under this Lease; (iii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; (iv) the proposed assignee or sublessee shall not be occupying other space in the Building, nor shall it be a prospective tenant either then negotiating with Landlord or having negotiated with Landlord for premises within the prior six (6) month period; and (v) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder. Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord's sole business judgment, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. Fifty percent (50%) of any profit or additional consideration or rent in excess of the Base Rent or additional rent payable by Tenant hereunder which is payable to Tenant as a result of any assignment or subletting shall be paid to Landlord as additional rent when received by Tenant. No assignment or sublease, regardless of whether Landlord's consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person guaranteeing the obligations of Tenant hereunder from their obligations as guarantor.

Notwithstanding the foregoing, without the consent and approval of Landlord, Tenant shall have the right to assign or sublease the Premises or any portion thereof without Landlord's consent (however, Tenant shall endeavor to provide ten (10) days' prior written notice thereof along with a true and complete copy of the sublease or assignment document) to any subsidiary or affiliate of Tenant or in the event of a merger or a sale of all or substantially all of the Tenant's assets, and in any event shall notify Landlord in writing within thirty (30) days of the effective date of such assignment or sublease. For the purposes hereof, "affiliate" shall mean an entity or individual which controls, is controlled by or is under the common control with Tenant. Tenant shall remain liable under the terms hereof if Tenant exercises its rights under this paragraph to the extent it survives such corporate event.

21. Default; Remedies; Bankruptcy of Tenant. Any one or more of the following events shall constitute an "Event of Default" hereunder, at Landlord's election: (a) the sale of Tenant's interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within thirty (30) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenant's obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is with-drawn or dismissed within thirty (30) days after the date of its filing; (c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within thirty (30) days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner, Tenant's interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder; (g) if Tenant fails to pay any rent or additional rent when due after Landlord shall have given Tenant written notice with respect to such non-payment twice in any twelve (12) month period as provided in subsection (f) above; (h) Tenant shall fail to move into or take possession of the Premises within thirty (30) days after commencement of the Term or having taken possession shall thereafter abandon and/or vacate the Premises; and (i) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

Upon the occurrence and continuance of an Event of Default, Landlord, with such notice to Tenant as provided for by law or as expressly provided for herein, may do any one or more of the following: (a) sell, at public or private sale, all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether or not exempt from sale under execution or attachment (it being agreed that the property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all rent and for the fulfillment of the other covenants and agreements herein contained), and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing the property; second, toward the payment of any indebtedness, including, without limitation, indebtedness for rent, which may be or may become due from Tenant to Landlord; and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together, with interest thereon at the rate of eighteen percent (18%) per annum, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (c) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and on notice reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Pre-mises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor. In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises), shall be applied upon Tenant's rental obligation as set forth in this Lease for the unexpired portion of the Term. Tenant shall have no further right of possession of the Premises; and (d) exercise any other legal or equitable right or remedy which it may have at law or in equity. Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.

To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption, granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause, or in the event of Landlord's obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy andlor claim of injury or damage regarding this Lease.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys' fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be additional rent and shall be repaid to Landlord by Tenant upon demand.

Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily or involuntarily come under the jurisdiction of the Federal Bankruptcy Code and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease, Tenant agrees that (i) Tenant or its trustee shall provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) "adequate assurance of future performance" under this Lease, as that term is generally defined under the Federal Bankruptcy Code, shall be provided to Landlord by Tenant and its assignee as a condition of the assignment.

Notwithstanding anything to the contrary contained herein, Tenant shall be considered in "Habitual Default" of this Lease upon (a) Tenant's failure, on two (2) or more occasions during any twelve month period to pay when due any installment of Base Rent, additional rent or any other sum required by the terms of this Lease, or upon (b) Tenant's failure, on two (2) or more occasions during any twelve month period to comply with any term, covenant or condition of this Lease after written notice by Landlord to Tenant. Upon the occurrence of an event of Habitual Default on the part of Tenant, then without limiting any other rights or remedies to which Landlord may be entitled as a result of such defaults: (i) Tenant shall immediately be deemed to have relinquished any and all rights of renewal, rights to terminate, rights of first offer or rights of first refusal or similar rights granted or to be granted under the terms of this Lease or any amendment hereto ; and (ii) in the event of a monetary event of Habitual Default, Tenant shall thereafter pay all Base Rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier's check.

22.   Damages. If this Lease is terminated by Landlord pursuant to Section 21, Tenant shall, nevertheless, remain liable for all rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses including, but not limited to, attorneys' fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time and additional damages (the "Liquidated Damages"), which shall be an amount equal to the total rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

If this Lease is terminated pursuant to Section 21, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term and on such terms and conditions (which may include concessions, free rent and/or alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.

23.  Services and Utilities. Landlord shall provide the following listed services and utilities, namely:

(a)  heating, ventilation, and air conditioning ("HVAC") for the Premises during"Normal Business Hours" (as defined below) to maintain temperatures for comfortable use and occupancy;

(b)  electric energy in accordance with Section 24 following;

      (c)  automatic passenger elevators providing adequate service leading to the floor on which the Premises is located;

(d)  evening, unescorted janitorial services to the Premises including removal of trash;
(e)  hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises  is located;

    (f) replacement of lighting tubes, lamp ballasts and bulbs;
        (g)  extermination and pest control when and if necessary; and

(h)  maintenance of Common Areas in a manner comparable to other first class suburban office buildings in the Baltimore-Washington corridor.

Notwithstanding the foregoing, if at any time during the Term, Landlord shall, after reasonable investigation determine that trash and similar waste generated by Tenant and/or emanating from the Premises is in excess of that of other standard office tenants within the Building leasing a premises of the same or similar size to that of the Premises, Landlord shall bill Tenant and Tenant shall pay to Landlord as additional rent hereunder within thirty (30) days of the date of Landlord's invoice for the same, those costs and expenses of trash removal which are reasonably attributable to such excess trash and similar waste generated by Tenant and/or emanating from the Premises. "Normal Business Hours" as used herein is defined from 8:00 a.m. to 6:00 p.m. on business days and from 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord shall have no responsibility to provide any services under (a) above except during Normal Business Hours unless arrangements for after-hours services have been made pursuant to terms and conditions acceptable to Landlord and embodied in a separate written agreement between Landlord and Tenant. Landlord reserves the right to require Tenant, at Tenant's expense, to install separate meters to monitor electrical consumption if Landlord determines, in its reasonable discretion that such monitoring is necessary based on Tenant's electrical usage. Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the repairs, alterations, replacements, or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during the period when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord's control. Landlord's obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions. Landlord acknowledges that Tenant will require supplemental HVAC for the Premises, which may be installed subject to the following conditions: 1) any maintenance repair and/or replacement required for such supplemental service shall be performed by Landlord but the cost of such maintenance repair and/or replacement (including labor and materials) shall be paid by Tenant as additional rent; (2) the supplemental units shall be installed by Landlord and submetered, both at Tenant's sole cost and expenses; and

(3)  the submeter will be read by Landlord and billed back to Tenant, which Tenant shall pay, as additional rent, within thirty (30) days of Tenant's receipt therefore.

24. Electric Current. Throughout the Term Landlord shall furnish Tenant without additional charge during Normal Business Hours (as defined in Section 23) a reasonable amount of electric current at 110 volts ("Normal Usage Amount") for lighting purposes within the Premises and the powering of a normal amount of office equipment and appliances. "Normal Usage Amount" is defined for purposes of this Lease to mean electric power supplied at the rate of three (3) watts per square foot of Premises. In this regard Tenant agrees as follows:

(1)  If Landlord reasonably determines based upon engineering studies of electrical load consumed that Tenant is materially exceeding the Normal Usage Amount Tenant shall pay to Landlord such amounts as additional rent as will equitably reimburse Landlord for the cost of the extra electric power so consumed by Tenant;

(2)  If Tenant shall desire to place and install in the Premises electric equipment or appliances other than normal and typical to general office usage it shall pay for such installations including any additional electric lines and facilities required and shall pay for the electric power used in such equipment if same exceeds Normal Usage Amount.

Landlord has advised Tenant that present Baltimore Gas & Electric ("Electric Service Provider") is the utility company selected by Landlord to provide electricity to the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an "Alternative Service Provider") or continue to contract for service from the Electric Service Provider.

Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternative Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring and any other machinery within the Premises, provided that
Landlord shall use its reasonable efforts to minimize its interference with Tenant's business in the Premises.

25.   Telephone and Telecommunications. Landlord has arranged for the installation of telephone service within the Building to the ground floor telephone utility closet and conduit to the ground floor telephone and electrical riser closets. Tenant shall be responsible for contacting the utility company supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises, including without limitation, obtaining a low voltage permit for phone and data wiring. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant. Upon request by Landlord, Tenant, at Tenant's expense, shall remove the telephone facilities at the expiration or sooner termination of the Term. Tenant shall obtain the requisite permit and complete the ceiling work in cooperation with Landlord in order not to interfere with or delay the completion of the Tenant Improvements by Landlord pursuant to Section 35, including, without limitation, the closing of the ceiling and the carpet installation, if applicable. Landlord will allow Tenant access for wiring, including electric, data and telecom, within the Building's public areas and designated chases, but will not guarantee access of the wiring through another tenant's space. Tenant, at Tenant's expense, shall be responsible for the relocation and its associated costs, if requested, of any data, telecom or electrical wiring that runs through another tenant's space, including the plenum area or otherwise.

In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises ("Provider"), no such Provider shall be permitted to install its lines or other equipment without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Landlord shall incur no expense whatsoever with respect to any aspect of Provider's provision of its services, including without limitation, the costs of installation, materials and service.

In addition, Landlord reserves exclusively to itself and its successors and assigns the right to install, operate, maintain, repair, replace and remove fiber optic cable and conduit and associated equipment and appurtenances within the Building and the Premises so as to provide telecommunications service to and for the benefit of tenants and other occupants of the Building.

26.   Acceptance of Premises. Tenant shall have reasonable opportunity, provided it does not thereby interfere with Landlord's work, to examine the Premises to determine the condition thereof. Upon taking possession of the Premises, Tenant shall be deemed to have accepted same as being satisfactory and in the condition called for hereunder, except for latent defects and punch list items previously noted to Landlord.

27.   Inability to Perform. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be per-formed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

    Notwithstanding anything herein to the cont, aryif (i) the services or utilities described in Section 23 hereof are interrupted for a period of more than seven (7) consecutive business days, (ii) such interruption is not the result of strikes, unavailability of parts or other materials, or any other cause beyond Landlord's reasonable control, and (iii) such interruption renders a material portion of the Premises unusable by Tenant, then Tenant shall be entitled to a pro rata abatement of rent beginning on the eighth (8th) consecutive business day that such portion of the Premises are unusable and continuing until the use of all or a substantial portion of the Premises is restored to Tenant.

28.
No Waivers. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

29.  Access to Premises and Change in Services. Landlord shall have the right, without abatement of rent, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let; provided, however, that except in the case of emergency such entry shall only be after notice first given to Tenant. If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant's property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, stairs, toilets, elevators, or other public parts of the Building, and to change the name by which the Building is commonly known and/or its mailing address.

30.  Estoppel Certificates. Tenant agrees, at any time and from time to time, upon not less than ten (10) days' prior request by Landlord to execute, acknowledge and deliver to Landlord an estoppel certificate substantially in the form attached hereto as Exhibit "D" or such other reasonable form requested by Landlord which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates through which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31.  Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof. Tenant shall, at any time hereafter, within ten (10) days after request from Landlord, execute a Subordination, Non-Disturbance Agreement substantially in the form of Exhibit "E" attached hereto and made a part hereof or any instruments or leases or other documents that may be required by any mortgage or mortgagee or overlandlord (herein a "Mortgagee") for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease, and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder.

32.  Attomment. Tenant agrees that upon any termination of Landlord's interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the "Successor") and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor shall execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant's part to be performed, Tenant's possession under the provisions of this Lease shall not be disturbed by such Successor.

33.  Notices. All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (c) or (d) of this Section), (c) registered or certified first class mail, return receipt requested, or (d) nationally-recognized overnight delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, if sent pursuant to subsection (c) shall be deemed received five (5) days following deposit in the mail and/or if sent pursuant to subsection (d) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord: GATEWAY 44, LLC

c/o Corporate Office Properties, L.P. 8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045

Attn: General Counsel
Telecopier: 410-740-1174

If to Tenant: At the Premises and to Tenant's Notice Address.

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34.  Intentionally Deleted.

35.  Tenant's Space. Attached hereto as Exhibit "C" is a copy of Landlord's "Tenant Improvements," specifying the materials and manner in which Landlord shall finish the Premises. The first $7500 of the cost of completing the Tenant Improvement shall be payable by Tenant to Landlord, and the remaining costs thereof shall be Landlord's. Landlord shall cause all work necessary to complete the Premises in accordance with Exhibit "C" to be commenced with reasonable promptness after the signing of the Lease and thereafter duly completed.

Tenant agrees to furnish Landlord, within fifteen (15) days from the date hereof, such specifications reasonably acceptable to Landlord as may be required to enable Landlord to prepare plans and specifications and the construction drawings for the work to be performed, including, without limitation, specifications for Tenant's electrical, special equipment needs and finishes and any other information required for Landlord to complete the construction drawings required to accompany the permit application. Landlord shall deliver such plans and specifications to Tenant for review and approval within fourteen (14) days after receipt from Tenant of all of the information described in the immediately preceding sentence. Such plans and specifications shall be deemed accepted by Tenant unless Tenant shall have given written notice to the contrary to Landlord within ten (10) days of Tenant's receipt thereof, stating the respects in which same fail to conform with Tenant's requirement. When Landlord and Tenant have agreed upon the plans and specifications or the ten (10) day comment period has expired, Landlord shall apply for any required permits, diligently prosecute the issuance of the permits and then finish or cause the Premises to be finished in accordance therewith.

The cost of any work which is not described as Tenant Improvements shall include all costs of labor and materials incurred by Landlord in the performance of such work, plus ten percent (10%) for overhead and ten percent (10%) for profit. At Tenant's request, Landlord shall fully cooperate with Tenant to establish the costs or estimates in advance of performing the work which is not included as the Tenant Improvements.

36.  Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall at all times during the Term peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord.

37.   Vacation of Premises. Tenant shall vacate the Premises at the end of the Term. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly Base Rent stated in Section 1.1.8 paid immediately prior to the holding over period for each month or part of a month that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys' fees and expenses incurred in connection therewith.

38.   Members' Liability. It is understood that the Owner of the Building is a Maryland limited liability company. All obligations of the Owner hereunder are limited to the net assets of the Owner from time to time. No member of Owner, or of any successor partnership, whether now or hereafter a member, shall have any personal responsibility or liability for the obligations of Owner hereunder.

39.   Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40.  Indemnification.

40.1 Tenant's Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.1.1 the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that

Tenant may have been given access to the Premises if a result of acts covered by Section 40.1.2 below;

40.1.2 any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; 40.1.3 any accident, injury or damage whatever occurring in, at or upon the
Premises other than those items covered under Landlord's indemnity as described in Section 40.2;

40.1.4 any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

40.2 Landlord's Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.2.1 the conduct or management of the Building or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Building during the Term of this Lease; and

40.2.2 any act, omission or negligence of Landlord or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

41.   Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof

42.  Brokers. Tenant represents that Tenant has dealt directly with, only with, the Broker as broker in connection with this Lease, and Tenant warrants that no other broker negotiated this Lease or is entitled to any commissions in connection with this Lease. Landlord shall pay the Broker pursuant to the terms of a separate written agreement by and between Landlord and Broker.

43.   Recordation. Tenant covenants that it shall not, without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord's interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord's expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant's expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44.   Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45.
 Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affil-iates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46.  Hazardous Material; Indemnity. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept, or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and shall be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises). If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, the Building and/or the Property, or if contamination of the Premises, the Building and/or the Property by Hazardous Material otherwise occurs, for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord and its Mortgagee(s) harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, the Building and/or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises, the Building and/or the Property caused or permitted by Tenant results in any contamination of the Premises, the Building and/or the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises, the Building and/or the Property to the condition existing prior to the introduction of any such Hazardous Material to the Premises, the Building and/or the Property; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Building.

As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Maryland or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance that is (i) defined as a "hazardous substance" under the laws of the State of Maryland, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or (vii) defined as a "regulated substance" pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. §§ 6991 et seq.

47.  Americans With Disabilities Act. Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same ("ADA"), both as to the Premises and the Property, shall be allocated between them, namely:

47.1 Landlord and Tenant agree to cooperate together in the initial design, planning and preparation of specifications for construction of the Premises so that same shall be in compliance with the A. Any costs associated with assuring that the plans and specifications for the construction of the Premises are in compliance with the ADA shall be borne by the party whose responsibility it is hereunder to bear the cost of preparation of the plans and specifications. Similarly those costs incurred in the initial construction of the Premises so that same are built in compliance with the ADA shall be included within Tenant's Improvements and handled in the manner as provided for in other Sections of this Lease.

    47.2 Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of the Building Expenses and treated as such.

47.3 Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are capital in nature shall be the responsibility of Landlord and at its cost and expense.

47.4 Modifications, alterations and/or other changes required to and within the Common Areas, whether capital in nature or not, which are required as a result of Tenant's specific use of the Premises, as compared to office uses generally, shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord, together with reasonable supporting documentation.

47.5 Modifications, alterations and/or other changes required to and within the Premises (after the initial construction of same), whether capital in nature or non-capital in nature, shall be the responsibility of Tenant and at its cost and expense; unless the changes are structural in nature and result from the original design of the Building, in which instance they shall be the responsibility of Landlord and at its cost and expense.

Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section 47.

48.   Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49.  Financial Statements. Tenant represents and warrants to Landlord that the financial statements heretofore delivered by Tenant to Landlord are true, correct and complete in all respects, have been prepared in accordance with generally accepted accounting principles, and fairly represent the financial condition of Tenant as of the date thereof, and that no material change has thereafter occurred in the financial conditions reflected therein. Within fifteen (15) days after request from Landlord, Tenant agrees to deliver to Landlord such future financial statements and other information as Landlord from time to time may reasonably request.

50.   Definition of "Day" and "Days" . As used in the Lease, the terms "day" and "days" shall refer to calendar days unless specified to the contrary; provided, however, that if the deadline established for either party's performance hereunder occurs on a Saturday, Sunday or banking holiday in the State of Maryland, the date of performance shall be extended to the next occurring business day.

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

converalease 4/29/05 ibw WITNESS OR ATTEST:	-LANDLORD: GATEWAY 44, LLC

____________________ By:______________________(SEAL)

WITNESS OR ATTEST: TENANT:

CONVERA CORPORATION

______________________  By:______________________(SEAL) Name:__________________________ Title:___________________________

STATE OF MARYLAND,___________________ TO WIT:
I HEREBY CERTIFY, that on this____ day of, 2005, before me, the undersigned Notary Public of the State, personally appeared Roger A. Waesche, Jr., who acknowledged himself to be the Executive Vice President of GATEWAY 44, LLC, a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same on behalf of the corporation for the purposes therein contained as the duly authorized Executive Vice President of the corporation by signing the name of the corporation by himself as such Executive Vice President.

WITNESS my hand and Notarial Seal.-

Notary Public My Commission Expires:

STATE OF VIRGINIA______________TO WIT:
I HEREBY CERTIFY, that on this ___'day of__________________, 2005, before me, the undersigned Notary Public of the State, personally appeared ______________ known to me (or satisfactorily proven) to be the person whose name is subscribed to the with n instrument, and acknowledged himself/herself to be the________of CONVERA CORPORATION, a _______

corporation, and that he/she, as such __________, being authorized so to do, executed the foregoing instrument on behalf of the Corporation by himself/herself as such __________________.

WITNESS my hand and Notarial Seal.

My Commission Expires:	Notary Public

EXHIBIT "A"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

FLOOR PLAN

[Missing Graphic Reference]

EXHIBIT "A"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

FLOOR PLAN

[Missing Graphic Reference]

EXHIBIT "A-1"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

LEGAL DESCRIPTION OF PROJECT

Parcel A-1 as shown on a plat entitled "Columbia Gateway, Parcels A-1 and C-1, A Resubdivision of Parcels A and C, Plats 6766 & 6767, Sheet 1 of 2," which plat is recorded among the Land Records of Howard County, Maryland as Plat No. 7995.

EXHIBIT "B"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

RULES AND REGULATIONS
To the extent that any of the following Rules and Regulations, or any Rules and Regulations subsequently enacted conflict with the provisions of the Lease, the provisions of the Lease shall control.

1.  Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in the elevators, the Premises, the Building or the Common Areas except in the exterior areas specifically designated by Landlord; throw substances of any kind out of the windows or doors, or down the passages of the Building, in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

2.  Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3.  Tenant shall not (i) obstruct the windows, doors, partitions and lights that reflect or admit light into the halls or other places in the Building, or (ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord which shall not be unreasonably withheld. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4.  No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld.

5.  When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires shall be allowed, except with the prior written consent of Landlord which shall not be unreasonably withheld, and shall be done only by contractors approved by Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be subject to Landlord's approval. No tenants shall lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6.  No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord. Two keys will be furnished Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate keys made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of any loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

7.  Tenant shall not employ any person or persons other than Landlord's janitors for the purpose of cleaning the Premises, without prior written consent of Landlord which shall not be unreasonably withheld. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8.  No bicycles, vehicles or animals of any kind (other than animals to assist the disabled) shall be brought into or kept in or about the Premises.

9.  Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises. Tenant shall not permit any portion of the Premises to be used for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop.

10.  No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner reasonably approved by Landlord.

11.  Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

12.  There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

13.  Tenant, before closing and leaving its Premises, shall ensure that all entrance doors to same are locked.

14.  Landlord shall have the right to prohibit any advertising by Tenant which in Landlord's opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15.  Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building:

(a)  the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(b)  the right to change the name or address of the Building, without incurring any liability to Tenant for so doing;

(c)  the right to install and maintain a sign or signs on the exterior of the Building;

(d)  the exclusive right to use or dispose of the use of the roof of the Building;

(e)  the non-exclusive right to use the area above the ceiling of the Premises for the purpose of installing and maintaining telecommunications, water lines, utility lines, other conduit, sprinklers, drainlines, ductwork and HVAC connections and any other equipment necessary to provide services to any area in the Building;

(f)  the right to limit the space on the directory of the Building to be allotted to Tenant;

            (g) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

16.  As used herein the term "Premises" shall mean and refer to the "Premises" as defined in Section 1 of the Lease.

17.  Tenant shall not operate space heaters or other heating or ventilating equipment without the express prior written consent of Landlord in each instance first obtained. Tenant shall not install or operate any electrical equipment, appliances or lighting fixtures in the Premises which are not listed and labeled by Underwriter's Laboratories or other testing organization acceptable to Landlord.

convera.lease 4/29/05

EXHIBIT "C"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

SCHEDULE OF TENANT IMPROVEMENTS

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant

ESTOPPEL CERTIFICATE

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY c/o AEGON USA Realty Advisors, Inc.
Mortgage Loan Depaltment
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-5223

RE: Mortgage Loan to Corporate Office Properties, L.P. (the "Borrower") secured by 6716, 6740, 6750 & 6760 Alexander Bell Drive, Columbia, Maryland 21045 (the "Real Property") owned by Gateway 44, LLC, a Maryland limited liability company (the "Landlord"), and Assignment of Lease to Lender (as defined below) of a certain Lease to CONVERA CORPORATION (the "Tenant")

Dear Sir or Madam:

We are the tenant under the terms of a certain lease (together with any amendments, options, extension and renewals listed below, the "Lease") demising premises which comprise all or part of the Real Property. We understand that one of your insurance company affiliates ("Lender") has acted as the lender in connection with the funding of a commercial mortgage loan (the "Loan"). An assignment of the Lease will be part of Lender's security for the Loan.

Tenant certifies that:

(a)  It occupies the premises demised by the Lease.

(b)  The material business terms of the Lease are as follows:

Landlord:
Lease Date:
Lease Commencement Date:
Subleases (if any):

Amendments and Modifications (if any):
Current Monthly Base Rent:
Current Expense Reimbursement:
Square Footage:
Expiration Date:

Renewals or Options (if any):
Security or other Deposit:

Uncompleted Tenant Improvements (if any):
Unpaid Tenant Allowances (if any):
Other Financial Obligation of Landlord (if any):

(c)  The Lease is Tenant's entire agreement with the Landlord.

(d)
Tenant has accepted and currently occupies the leased premises, is paying full rent under the Lease, and neither (i) presently asserts any Landlord default, claim against Landlord, matured right of setoff, or right to pay reduced rent nor (ii) knows of any fact which, with the giving of notice or the passage of time, or both, could give rise to any such default, claim or right.

(e)
Tenant neither (i) presently asserts any matured right to terminate or to cancel the Lease nor (ii) knows of any fact which, with the giving of notice or the passage of time, or both, could give rise to any such right.

(f)	Tenant does not presently intend to vacate its premises any t ime prior to the Lease's expiration date and knows of no fact which could give rise to any such intent.

          (g) Tenant is not the debtor in any bankruptcy or state insolvency case and is not the subject of any receivership, winding up, liquidation or similar proceeding.

Very truly yours,
Tenant: CONVERA CORPORATION
By:
Name:

Title:  Date:

36

convera.lease

EXHIBIT "E"

to Agreement of Lease by and between

GATEWAY 44, LLC, Landlord

and CONVERA CORPORATION, Tenant
FORM OF
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT ("Agreement") is made and entered into as of the day of 200_by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE
COMPANY("Lender"), and CONVERA CORPORATION,a
("Tenant").

WHEREAS, Lender has funded a commercial mortgage loan (the "Loan") to CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership ("Borrower") secured by a mortgage or deed of trust (the "Mortgage") on the land described on Exhibit "A," together with present or future improvements (the "Real Property") owned by GATEWAY 44, LLC, a Maryland limited liability company and affiliate of Borrower ("Landlord"); and

WHEREAS, by a certain lease between Landlord and Tenant dated as of , 2001 (together with all amendments, options, extensions and renewals, the "Lease"), Landlord has demised to Tenant all or a portion of the Real Property; and

WHEREAS, as a condition to making the Loan, Landlord assigned its interest in the Lease to Lender as part of Lender's security; and

WHEREAS, the Tenant's execution and delivery of this Agreement and of an estoppel certificate providing the Lender with current information on the status of the Lease (the "Estoppel") are conditions precedent to Lender's obligation to fund the Loan; and

WHEREAS, Tenant desires to enter into this Agreement in order to benefit from the promises by Lender that are set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties agree as follows:

1.	If, upon the closing of the Loan, the Lease would not by its terms be subordinate to the lien of Lender on the Real Property, Tenant so subordinates the Lease.

2.  The Tenant consents to the assignment of the Lease to Lender in support of the Loan.

3.
If Landlord defaults under the Lease and, upon notice, fails to cure its default within the cure period provided under the Lease, Tenant will notify Lender of the default and afford Lender a reasonable opportunity to cure it before terminating the Lease or exercising any self-help rights from which a right of setoff would arise.

4.
If Lender forecloses the Loan or acquires title to the Real Property by deed in lieu of foreclosure, the following terms and conditions will govern the respective rights and obligations of Tenant and Lender or other new owner of the Real Property (in either case, the "New Owner"):

(a)	The New Owner shall not disturb Tenant's quiet enjoyment and possession of its demised premises for so long as Tenant faithfully performs its obligations under the Lease and under this Agreement.

(b)	The New Owner shall not be bound by any purchase option contained in the Lease.

(c)
The New Owner shall not be required to assume any of Landlord's liabilities to Tenant under indemnification or hold harmless agreements in the Lease arising from any Landlord default, act or omission occurring prior to the date New Owner acquires title to the Real Property, or for damages caused by any Landlord default, act or omission occurring prior to date New Owner acquires title to the Real Property, and, following the acquisition of title, the New Owner's liability to the Tenant shall never exceed the value of the New Owner's interest in the Real Property.

(d)
This Agreement will not vary the terms of the Lease that condition Tenant's obligation to pay rent on Landlord's performance of its covenants under the Lease in respect of the habitability and quiet enjoyment of the Real Property, which Lender agrees shall apply to the New Owner as they have to the Landlord,provided Tenant has performed its obligation under paragraph 3 of this Agreement.

            (f)  Subject to the other terms of this Agreement, Tenant will, upon notice of the transfer, attorn to the New Owner (that is, recognize the New Owner as the landlord under the Lease from the time of transfer of the Real Property forward).

                    (g) The New Owner will not be bound by any modification of the Lease made without Lender's consent. The New Owner will not be bound by any rent paid more than one month in advance unless it actually receives it, or unless Lender has consented to the advance payment in writing.

(h)	In respect of security or other lease deposits it receives, the New Owner shall be bound under the terms of the Lease.

The New Owner will be bound by offset rights under the Lease that have arisen through the Tenant's exercise of its rights to cure Landlord defaults, but only if the Tenant has performed its obligations under paragraph three of this Agreement and the default has remained uncured.

5.	No Modification. No modification shall be valid unless in writing and executed by the party against whom enforcement is sought.

6.
Notices. Any notice under this Agreement may be delivered by hand or sent by commercial delivery service or United States Postal Service express mail, in either case for overnight delivery with proof of receipt, or sent by certified mail, return receipt requested, to the following addresses:

To Tenant: CONVERA CORPORATION

To Lender:

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY Director, Mortgage Loan Servicing
AEGON USA Realty Advisors, Inc.
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499-5443

The notice shall be deemed to have been given on the date it was actually received.

7. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties' successors and assigns.

8. Counterparts. This Agreement may be executed and delivered in counterparts for the convenience of the parties.

TENANT:

CONVERA CORPORATION
By:  Name:

Title:

LENDER:

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:
Name:

Title:

TENANT ACKNOWLEDGMENT

STATE OF	[Missing Graphic Reference]
COUNTY OF

ON THIS day of, 2005, before me, the subscriber, personally appeared
____________________________, to me known, who being by me duly sworn, did depose and say that she/he is_____________________________of CONVERA CORPORATION, a, described in and which executed the within instrument; that she/he knows the seal of said; that the seal affixed to said instrumentis such corporate seal; that it was so affixed by order of the Board of Directors of saidand that she/he signed her/his name thereto by like order as the free and voluntary act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

Notary Public

OFFICEMA\.GATEWAY44

LENDER ACKNOWLEDGMENT

STATE OF IOWA )
SS:
COUNTY OF LINK )

ON THIS day of, 2001, before me, the subscriber, personally appeared
, to me known, who being by me duly sworn, did depose and say that she/he is of TRANSAMERICA OCCIDENTAL LIFE
INSURANCE COMPANY, the corporation described in and which executed the within instrument; that she/he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation and that she/he signed her/his name thereto by like order as the free and voluntary act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

Notary Public

OFFICEMA\. GATE WAY44 V12/02

sts

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY